Contacts:

Manuel Mondragon, Assistant Treasurer

investorrelations@wtoffshore.com

713-297-8024

Ken Dennard / ksdennard@drg-e.com

Lisa Elliott / lelliott@drg-e.com

DRG&E / 713-529-6600

W&T OFFSHORE ELECTS BOARD OF DIRECTORS AND OFFICERS

HOUSTON -- MAY 26, 2005 -- W&T Offshore, Inc. (NYSE: WTI) announced that, at its annual meeting of shareholders held today in Houston, its shareholders elected Tracy W. Krohn, Jerome F. Freel, James L. Luikart, Stuart B. Katz, and Virginia Boulet to serve on the Board of Directors for one-year terms.

W&T Offshore, Inc.'s Board of Directors held a meeting directly following the shareholders' meeting. At the meeting, the directors elected Mr. Tracy W. Krohn as Chairman of the Board of Directors and re-appointed members to serve on three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Messrs. Luikart and Katz and Ms. Boulet were reappointed to serve on the Company's Audit Committee; Mr. Krohn, Mr. Freel and Ms. Boulet were reappointed to serve as members of the Nominating and Corporate Governance Committee; and Mr. Luikart and Mr. Katz were reappointed to serve as members of the Compensation Committee. Mr. Luikart was appointed as Chairman of Compensation Committee, Mr. Katz was appointed as Chair of the Audit Committee and Ms. Boulet was appointed as Chair of the Nominating and Corporate Governance Committee.

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deep water, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 100 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

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